Exhibit 99.1

Jean Rosauer

TANDBERG

+1 703.272.2106

Jean.rosauer@tandbergusa.com

Robert J. Habig

CFO - Avistar

650-610-2900

bhabig@avistar.com

Avistar and TANDBERG Agree to Settle Patent Litigation

Companies also agree to cross-license patents

Redwood Shores, California and Oslo, Norway — February 15, 2007.  Collaboration Properties, Inc. (CPI) and its parent company, Avistar Communications Corp. (NASDAQ: AVSR), together with Tandberg ASA (OSLO: TAA.OL), and its subsidiaries Tandberg Telecom AS and Tandberg, Inc., today announced that they have reached an agreement to settle pending patent litigation and to cross-license each others’ patent portfolios.

CPI has agreed to dismiss its lawsuit against TANDBERG ASA, filed on May 12, 2005, in the U.S. District Court for the Northern District of California regarding alleged infringement of three Collaboration Properties patents, and TANDBERG has agreed to dismiss its lawsuit against Avistar, filed on January 30, 2006 in the Eastern District of Texas regarding alleged infringement of three patents of Tandberg Telecom AS.

The settlement and cross-licensing agreement covers a broad range of video conferencing products, on a non-exclusive, worldwide, fully paid-up basis.  As part of the settlement, TANDBERG ASA will make a one-time payment to CPI.

About Collaboration Properties, Inc. and Avistar Communications Corporation
Collaboration Properties, Inc. (CPI) is a wholly owned subsidiary of Avistar Communications Corporation. CPI develops patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a service-rich video network architecture. Avistar develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software.

For more information on CPI patents, visit www.collabprop.com. For information on Avistar and Avistar products, visit www.avistar.com. Inquiries for licensing of CPI’s patent portfolio may be directed to Paul Carmichael, licensing advisor, through arrangement with Stephanie Neutz, Esq., CPI patent legal counsel, at (650) 610-2900.

Avistar, AvistarVOS, and Avistar logos are trademarks or registered trademarks of Avistar Communications Corporation.

About TANDBERG

TANDBERG is a leading global provider of visual communication products and services with dual headquarters in New York and Norway. TANDBERG designs, develops and markets systems and software for video, voice and data. The company provides sales, support and value-added services in more than 90 countries worldwide. TANDBERG is publicly traded on the Oslo Stock Exchange under the ticker TAA.OL. Please visit www.tandberg.net for more information.

TANDBERG is a trademark or registered trademark in the U.S. and other countries.

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Copyright (c) 2007 Avistar Communications Corporation. All rights reserved.